Exhibit 99.1

MBIA Inc. Reports Third Quarter 2017 Financial Results

PURCHASE, N.Y.--(BUSINESS WIRE)--November 7, 2017--MBIA Inc. (NYSE:MBI) (the Company) today reported a consolidated GAAP net loss of $267 million, or $(2.17) per diluted common share, for the third quarter of 2017 compared to consolidated GAAP net income of $31 million, or $0.23 per diluted common share, for the third quarter of 2016. The adverse year-over-year comparison was primarily due to increased losses and loss adjustment expenses at National Public Finance Guarantee Corporation (National) that were primarily associated with Puerto Rico insured credits, and National’s investment portfolio credit impairments that were primarily associated with uninsured Puerto Rico debt.

Book value per share was $13.88 as of September 30, 2017 compared with $23.87 as of December 31, 2016. The decrease in book value per share since year-end 2016 was mainly due to the full valuation allowance on the Company’s deferred tax asset that was established in the second quarter of 2017 and additional loss and loss adjustment expense reserves, partially offset by the reduction of shares outstanding resulting from the repurchase of 11.7 million MBIA common shares during the first nine months of 2017. Subsequent to quarter-end, the Company exhausted its $250 million share repurchase authorization that was approved in June 2017 by acquiring, through its subsidiary, National, an additional 31.3 million of MBIA Inc. common shares at an average price of $7.17 per share.

The Company also reported a Combined Operating Loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $113 million or $(0.91) per diluted share for the third quarter of 2017 compared with Combined Operating Income of $5 million or $0.04 per diluted share for the third quarter of 2016. The negative result for the third quarter of 2017 was primarily due to increased losses and loss adjustment expenses at National, primarily due to its Puerto Rico exposures.

Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) was $24.81 as of September 30, 2017 compared with $31.88 as of December 31, 2016. The decrease in ABV per share since year-end 2016 was primarily due to the full valuation allowance on the Company’s deferred tax asset that was established in the second quarter of 2017 and additional loss and loss adjustment expense reserves, partially offset by the reduction of shares outstanding resulting from the repurchase of 11.7 million MBIA common shares during the first nine months of 2017.

Operating Income and ABV per share provide investors with views of the Company’s operating results that management uses in measuring financial performance. Reconciliations of ABV per share to book value per share, and Operating Income to net income, calculated in accordance with GAAP, are attached.

Statement from Company Representative

Bill Fallon, MBIA’s Chief Executive Officer noted, “The damage caused to Puerto Rico’s infrastructure by Hurricane Maria will require significant time and effort to repair and remediate, which led us to withdraw two of our adversary complaints and further increase our Puerto Rico loss reserves. The ultimate resolution of our Puerto Rico credits will depend largely on the island’s economic activity over the many years to come. In the meanwhile, we believe that lower MBIA stock prices provides the Company with an opportunity to further enhance value to our shareholders through our share repurchase activities.”

Year-to-Date Results

The Company recorded a consolidated GAAP net loss of $1.6 billion, or $(12.38) per diluted common share, for the nine months ended September 30, 2017 compared with a consolidated net loss of $73 million, or $(0.55) per diluted common share, for the first nine months of 2016. The greater loss this year was primarily driven by the valuation allowance established on the Company’s deferred tax asset during the second quarter of 2017.

The Company’s Combined Operating Loss for the nine months ended September 30, 2017 was $243 million or $(1.93) per diluted share compared with Combined Operating Income of $36 million or $0.28 per diluted share for the first nine months of 2016. The $279 million adverse comparison for the year-to-date results for each year was primarily due to National’s $264 million of greater losses and loss adjustment expenses, primarily related to its insurance exposures on Puerto Rico debt.

MBIA Inc.

As of September 30, 2017, MBIA Inc.’s liquidity position totaled $294 million consisting primarily of cash and cash equivalents and liquid short-term invested assets. Subsequent to quarter end, MBIA Inc.’s liquidity position was increased by a $118 million dividend paid by National and National’s purchase from MBIA Inc. of approximately $130 million of MBIA Inc. 5.70% Senior Notes due 2034, which had previously been repurchased by MBIA Inc., but not retired. This transaction had no impact on MBIA Inc.’s consolidated outstanding debt obligations.

During the third quarter of 2017, National purchased 2.7 million of MBIA Inc. common shares at an average price of $9.48 per share.

As of September 30, 2017, there was $225 million remaining under the Company’s June 27, 2017 share repurchase authorization. Subsequent to quarter end, the remaining authorization was fully exhausted by National purchasing an additional 31.3 million shares at an average price of $7.17 per share. As of November 3, 2017, 91.8 million of the Company’s common shares were outstanding.

On November 3, 2017, the Company’s Board of Directors approved a new share repurchase authorization for MBIA Inc. or National to repurchase up to $250 million of the Company’s outstanding common shares.

National Public Guarantee Financial Corporation

National had statutory capital of $3.2 billion and claims-paying resources totaling $4.5 billion as of September 30, 2017. National’s total investment portfolio had a market value of $3.9 billion as of September 30, 2017. National’s insured portfolio declined by $12 billion during the quarter, ending the quarter with $82 billion of gross par outstanding. National ended the quarter with a leverage ratio of gross par to statutory capital of 26 to 1, down from 32 to 1 as of year-end 2016.

MBIA Insurance Corporation

The statutory capital of MBIA Insurance Corporation as of September 30, 2017 was $473 million and claims-paying resources totaled $1.5 billion. As of September 30, 2017, MBIA Insurance Corporation’s liquidity position (excluding resources from its subsidiaries and branches) totaled $93 million consisting primarily of cash and cash equivalents and liquid short-term invested assets.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Wednesday, November 8, 2017 at 8:00 AM (ET) to discuss its third quarter 2017 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 8779938. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the completion of the call on November 8 and will remain available until 11:59 p.m. on November 22 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The code for the replay of the call is 8779938. In addition, a recorded replay of the call will become available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,, “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will,” “will likely result,” “looking forward,” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (ABV), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value by removing the GAAP book value amounts for items that are not expected to impact shareholder value and to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Combined Operating Income (Loss): The sum of Operating Income (Loss) of the U.S. public finance insurance (National) and corporate segments net of eliminations. See “Operating Income (Loss)” definition.

Operating Income (Loss): Operating Income (Loss) is a useful measurement of performance because it measures income from the Company’s core operating segments, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Operating Income (Loss) also excludes net income of the Company’s international and structured finance insurance. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items noted above. Operating Income (Loss) is disclosed on an after-tax basis and adjustments to net income are typically tax-effected at 35% unless a specific adjustment, or component thereof, is not taxable. Operating Income (Loss) as defined by the Company does not include all revenues and expenses required by GAAP. Operating Income (Loss) is not a substitute for and should not be viewed in isolation from GAAP net income.

Operating Income (Loss) per share represents that amount of Operating Income (Loss) allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions except share and per share amounts)

	September 30, 2017	December 31, 2016
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $4,203 and $4,713)	$4,234	$4,694
Investments carried at fair value	164	146
Investments pledged as collateral, at fair value (amortized cost $169 and $234)	170	233
Short-term investments held as available-for-sale, at fair value (amortized cost $452 and $552)	452	552
Other investments (includes investments at fair value of $4 and $5)	6	8
Total investments	5,026	5,633

Cash and cash equivalents	116	163
Premiums receivable	382	409
Deferred acquisition costs	96	118
Insurance loss recoverable	611	504
Assets held for sale	-	555
Deferred income taxes, net	-	970
Other assets	146	113
Assets of consolidated variable interest entities:
Cash	20	24
Investments held-to-maturity, at amortized cost (fair value $897 and $876)	890	890
Investments carried at fair value	189	255
Loans receivable at fair value	1,632	1,066
Loan repurchase commitments	406	404
Other assets	30	33
Total assets	$9,544	$11,137

Liabilities and Equity
Liabilities:
Unearned premium revenue	$808	$958
Loss and loss adjustment expense reserves	818	541
Long-term debt	2,093	1,986
Medium-term notes (includes financial instruments carried at fair value of $127 and $101)	898	895
Investment agreements	350	399
Derivative liabilities	284	299
Liabilities held for sale	-	346
Other liabilities	221	233
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $1,140
and $1,351)	2,352	2,241
Total liabilities	7,824	7,898

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--283,967,973
and 283,989,999	284	284
Additional paid-in capital	3,170	3,160
Retained earnings	1,132	2,700
Accumulated other comprehensive income (loss), net of tax of $6 and $37	15	(128)
Treasury stock, at cost--160,858,509 and 148,789,168 shares	(2,893)	(2,789)
Total shareholders' equity of MBIA Inc.	1,708	3,227
Preferred stock of subsidiary	12	12
Total equity	1,720	3,239
Total liabilities and equity	$9,544	$11,137

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenues:
Premiums earned:
Scheduled premiums earned	$26	$42	$82	$131
Refunding premiums earned	27	35	64	94
Premiums earned (net of ceded premiums
of $1, $2, $4 and $5)	53	77	146	225
Net investment income	33	39	122	115
Fees and reimbursements	1	22	9	24
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured
derivatives	(7)	(4)	(41)	(20)
Unrealized gains (losses) on insured derivatives	6	20	(10)	-
Net change in fair value of insured derivatives	(1)	16	(51)	(20)
Net gains (losses) on financial instruments at fair value and
foreign exchange	(11)	38	(55)	(17)
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	(26)	-	(80)	(1)
Other-than-temporary impairments recognized in accumulated
other comprehensive income (loss)	(45)	-	(4)	-
Net investment losses related to other-than-temporary
impairments	(71)	-	(84)	(1)
Net gains (losses) on extinguishment of debt	1	-	9	5
Other net realized gains (losses)	(1)	(2)	36	(3)
Revenues of consolidated variable interest entities:
Net investment income	8	5	20	25
Net gains (losses) on financial instruments at fair value and
foreign exchange	21	8	2	-
Other net realized gains (losses)	-	-	28	-
Total revenues	33	203	182	353

Expenses:
Losses and loss adjustment	205	50	469	149
Amortization of deferred acquisition costs	8	10	23	30
Operating	21	32	82	97
Interest	50	49	148	148
Expenses of consolidated variable interest entities:
Operating	3	3	8	10
Interest	19	4	55	20
Total expenses	306	148	785	454
Income (loss) before income taxes	(273)	55	(603)	(101)
Provision (benefit) for income taxes	(6)	24	965	(28)
Net income (loss)	$(267)	$31	$(1,568)	$(73)

Net income (loss) per common share:
Basic	$(2.17)	$0.23	$(12.38)	$(0.55)
Diluted	$(2.17)	$0.23	$(12.38)	$(0.55)

Weighted average number of common shares outstanding:
Basic	122,967,924	131,633,411	126,643,642	133,368,752
Diluted	122,967,924	132,042,067	126,643,642	133,368,752

COMBINED
OPERATING INCOME (LOSS) RECONCILIATION(1)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income (loss)	$(267)	$31	$(1,568)	$(73)
Less: operating income adjustments:
Income (loss) before income taxes of the international and structured
finance insurance segment and eliminations	(83)	12	(268)	(136)
Adjustments to income before income taxes of the U.S. public finance insurance and corporate segments:
Mark-to-market gains (losses) on financial instruments(2)	13	10	29	(50)
Foreign exchange gains (losses)(2)	(18)	(6)	(57)	(24)
Net gains (losses) on sales of investments(2)	(1)	32	14	51
Net investment losses related to OTTI	(71)	-	(84)	(1)
Net gains (losses) on extinguishment of debt	1	-	9	5
Other net realized gains (losses)	(1)	(2)	(3)	(4)
Operating income adjustment to the (provision) benefit for income tax(3)	6	(20)	(965)	50
Operating income (loss)	$(113)	$5	$(243)	$36

(1)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.
(2)	Reported within "Net gains (losses) on financial instruments at fair value and foreign exchange" on the Company's consolidated statements of operations.
(3)	Reported within "Provision (benefit) for income taxes" on the Company's consolidated statements of operations.

COMPONENTS OF ADJUSTED BOOK VALUE PER SHARE(1)

	As of September 30, 2017	As of December 31, 2016

Reported Book Value per Share	$13.88	$23.87
Reverse book value of the MBIA Corp. legal entity (2)	7.21	5.07
Book value after MBIA Corp. legal entity adjustment	21.09	28.94
Other book value adjustments:
Reverse net unrealized (gains) losses included in other comprehensive income (loss)	(0.16)	0.24
Add net unearned premium revenue (3)	3.88	4.31
Add tax effect on unrealized (gains) losses and unearned premium revenue (4)	-	(1.61)
Total other book value adjustments per share	3.72	2.94
Adjusted book value per share	$24.81	$31.88

(1)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.
(2)	The book value of the MBIA Corp. legal entity does not provide significant economic or shareholder value to MBIA Inc.
(3)	Consists of financial guarantee premiums, net of deferred acquisition costs. The discount rate on financial guarantee installment premiums was the risk-free rate as defined by the accounting principles for financial guarantee insurance contracts.
(4)	As of September 30, 2017, ABV per share was adjusted by applying a zero effective tax rate to the book value adjustments.

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation

	September 30, 2017	December 31, 2016
Policyholders' surplus	$2,575	$2,731
Contingency reserves	641	745
Statutory capital	3,216	3,476

Unearned premiums	643	786
Present value of installment premiums (1)	171	187
Premium resources (2)	814	973

Net loss and loss adjustment expense reserves (1)	61	(98)
Salvage reserves	407	256
Gross loss and loss adjustment expense reserves	468	158
Total claims-paying resources	$4,498	$4,607

Net debt service outstanding	$144,168	$185,099
Capital ratio (3)	45:1	53:1
Claims-paying ratio (4)	34:1	43:1

MBIA Insurance Corporation (5)

	September 30, 2017	December 31, 2016
Policyholders’ surplus	$252	$238
Contingency reserves	221	254
Statutory capital	473	492

Unearned premiums	213	319
Present value of installment premiums (6) (8)	201	424
Premium resources (2)	414	743

Net loss and loss adjustment expense reserves (6)	(864)	(207)
Salvage reserves (7)	1,498	917
Gross loss and loss adjustment expense reserves	634	710
Total claims-paying resources	$1,521	$1,945

Net debt service outstanding	$22,325	$43,215
Capital ratio (3)	47:1	88:1
Claims-paying ratio (4)	15:1	22:1

(1)	Calculated using a discount rate of 3.18% as of September 30, 2017 and December 31, 2016.
(2)	Includes financial guarantee and insured credit derivative related premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.
(5)	The table reflects MBIA Insurance Corporation including its subsidiary MBIA UK Insurance Limited for December 31, 2016 only.
(6)	Calculated using a discount rate of 5.15% as of September 30, 2017 and December 31, 2016.
(7)	This amount primarily consists of expected recoveries related to the Company's excess spread, put-backs and CDOs.
(8)	Based on the Company's estimate of the remaining life for its insured exposures.

CONTACT:
MBIA Inc.
Greg Diamond, 914-765-3190
Investor and Media Relations
greg.diamond@mbia.com